DOBSON COMMUNICATIONS CORPORATION

Offer to Purchase for Cash

Up to 250,000 Shares of the 354,098 Outstanding Shares of Its
12.25% Senior Exchangeable Preferred Stock
(CUSIP No. 256072307)
At a Purchase Price of $1,061.25 Per Share,
Plus Accrued and Unpaid Dividends

THE OFFER (AS DEFINED BELOW) WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 7, 2003 UNLESS EXTENDED (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). HOLDERS OF SHARES (AS DEFINED BELOW) MUST TENDER THEIR SHARES ON OR PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE IN ORDER TO RECEIVE THE TENDER OFFER CONSIDERATION (AS DEFINED BELOW).

September 8, 2003

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

      Enclosed for your consideration is an Offer to Purchase, dated September 8, 2003 (the “Offer to Purchase”), relating to the offer by Dobson Communications Corporation, an Oklahoma corporation (the “Company”), to purchase for cash with net proceeds from the Replacement Financing, up to 250,000 shares of its 12.25% Senior Exchangeable Preferred Stock (the “Shares”). Capitalized terms used but not defined herein shall have the meanings given to them in the Offer to Purchase.

      The total consideration for Shares tendered pursuant to the Offer shall be an amount, paid in cash, equal to $1,061.25 per Share, plus accrued and unpaid dividends on such Shares to, but not including, the Settlement Date (the “Tender Offer Consideration”). Holders that validly tender their Shares prior to 5:00 p.m., New York City time, on the Expiration Date and do not withdraw their Shares before 5:00 p.m., New York City time, on the Expiration Date, will receive the Tender Offer Consideration, subject to the terms and conditions set forth in the Offer to Purchase. If, at the expiration of the Offer, more than 250,000 Shares have been validly tendered and not withdrawn, and all other conditions are satisfied or waived, the Company will purchase 250,000 Shares on a pro rata basis from all tendering Holders, disregarding fractions, according to the number of Shares tendered by each Holder.

      Notwithstanding any other provision of the Offer, the Company’s obligations to accept for purchase, and to pay the Tender Offer Consideration for, Shares validly tendered pursuant to the Offer is subject to, and conditioned upon, the satisfaction of or, where applicable, the Company’s waiver of, the following:

•	the receipt by the Company before 5:00 p.m., New York City time, on the Expiration Date of net proceeds from the Replacement Financing, on terms and conditions satisfactory to the Company; and

•	the General Conditions.

      Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee. For your information and for forwarding to your clients, we are enclosing the following documents:

(1) the Offer to Purchase, dated September 8, 2003; and

(2)	a printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

      DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

      WE RECOMMEND THAT YOU CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

      Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained from, Bondholder Communications Group, the Information Agent, at (212) 809-2663 or at the address set forth on the back cover of the Offer to Purchase.

Very truly yours,

LEHMAN BROTHERS INC.
(212) 528-7581
or (800) 438-3242

      NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

      The Offer is not being made to (nor will tenders of Shares be accepted from or on behalf of) Holders in any jurisdiction in which it is unlawful to make or accept such offer under applicable securities or blue sky laws. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on the Company’s behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.